As filed with the Securities and Exchange Commission on October 16, 2006
Registration File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN GOLDFIELDS, INC.
(Exact name of registrant as specified in its charter)

Idaho	38-3661016
State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Bloor Street West, Suite 2102, Toronto, Ontario, Canada	M4W3E2
(Address of Principal Executive Offices)	(Zip Code)

 Western Goldfields, Inc. 2006 Stock Incentive Plan
(Full Title of the Plans)

Brian Penny, Chief Financial Officer
2 Bloor Street West
Suite 2102
Toronto, Ontario
Canada M4W 3E2
(Name and Address of Agent for Service)

(416) 324-6000
(Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Henry I. Rothman, Esq.
Troutman Sanders, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	4,025,000 shares (2)	$1.52 (3)	$6,118,000	$655
Common Stock, par value $0.01	500,000 shares (4)	$2.03 (5)	$1,015,000	$109
Common Stock, Par value $0.01	475,000 shares (4)	$2.28 (5)	$1,083,000	$116
TOTAL:	5,000,000 shares		$8,296,500	$880

(1)   Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under the Western Goldfields, Inc. 2006 Stock Incentive Plan (the “2006 Plan”).

(2)   Shares underlying options to be granted under the 2006 Plan.

(3)   Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rules 457(h) and 457(c), based on the average of the high and low sales prices of the Registrant’s Common Stock on October 11, 2006.

(4)   Shares underlying options already granted under the 2006 Plan.

(5)   Calculated pursuant to Rule 457(h) of the Securities Act.

PART I.

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2006 Stock Incentive Plan (the “2006 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by Western Goldfields, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	the Company’s annual report on Form 10-KSB/A (File No. 000-50894) for the fiscal year ended December 31, 2005 filed with the Commission on August 14, 2006;

•
the Company’s quarterly report on Form 10-QSB/A (File No. 000-50894) for the quarter ended March 31, 2006 filed with the Commission on August 14, 2006 and the Company’s quarterly report on Form 10-QSB (File No. 000-50894) for the quarter ended June 30, 2006 filed with the Commission on August 14, 2006;

•
the Company’s current reports on Form 8-K (File No. 000-50894) filed with the Commission on February 17, 2006, February 23, 2006, March 31, 2006, April 24, 2006, June 20, 2006, August 8, 2006, August 11, 2006, August 31, 2006, September 12, 2006 and September 22, 2006; and

•
the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 6, 2004, including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934 Act, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to Brian Penny, Western Goldfields, Inc., 2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario, (416) 324-6000.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under the Idaho Business Corporation Act, an Idaho corporation:

(1) shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding;

(2) may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if the officer or director conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all cases, that his conduct was at least not opposed to the best interests of the corporation; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code; and

(3) may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director; and if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or liability arising out of conduct that constitutes receipt by him of a financial benefit to which he is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers. Our premium for the policy was $51,613 plus taxes and fees.

In August 2006, we entered into Indemnification Agreements with our directors and officers. Under the Indemnification Agreements, if the indemnitee is a party to an action or is threatened to be made party to an action, or is a witness on our behalf or on behalf of our affiliate(s), because of his service to us as an officer, director, or another Entity in any capacity at our request, we are obligated to defend, indemnify, and hold harmless the indemnitee against judgments, fines, settlement payments and expenses, reasonable attorneys’ fees, expenses and costs of investigation, and any related appeals.  Notwithstanding the foregoing, we are not obligated to indemnify the indemnitee where a judgment or final adjudication adverse to the indemnitee shows (1) his acts were committee in bad faith or by gross negligence, or were the result of his active and deliberate dishonesty, which was material to the cause of action, or (2) the indemnitee personally gained, in fact, a financial profit or other advantage, illegally obtained.  If the indemnitee is only partially successful, we will indemnify the indemnitee to the extent he was successful.  We will advance funds to the indemnitee to pay expenses incurred in defending an Action in advance of to its final disposition, however, the indemnitee must repay such advances if a court determines that the indemnitee was not entitled to such advances.  The Indemnification Agreement will continue until the later of (1) 6 years after the indemnitee has ceased to serve as an officer, director, or another entity in any capacity at our request, or (2) the final termination of all pending or threatened actions involving the indemnitee.

Insofar as indemnification for liabilities arising under the Act or the indemnification agreements may be permitted to directors, officers and controlling persons of the Company., we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number

4.01	Articles of Incorporation `of Western Goldfields, Inc. (1)

4.02	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (2)

4.03	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (3)

4.04	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (4)

4.05	Bylaws of Western Goldfields, Inc (1)

5.01	Opinion and consent of Troutman Sanders LLP, counsel to Western Goldfields, Inc., as to the legality of the securities being offered.*

23.01	Consent of HJ & Associates, LLC*

23.02	Consent of Micon International Limited*

23.03	Consent of Independent Mining Consultants Inc.*

23.04	Consent of Troutman Sanders LLP (contained in Exhibit 5.01).*

24.01	Power of Attorney (contained in the signature page to this Registration Statement).

99.1	Western Goldfields, Inc. 2006 Stock Incentive Plan.*

(1)   Incorporated by reference from the Registration Statement on Form SB-2, as amended, of Western Goldfields, Inc., Registration No. 333-112036

(2)  Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2004

(3)  Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2005

(4)  Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2006

*     Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Toronto, Ontario, Canada on, on this 16th day of October, 2006.

WESTERN GOLDFIELDS, INC.

By:	/s/ Raymond Threlkeld
Name: Raymond Threlkeld
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Raymond Threlkeld and Brian Penny his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raymond Threlkeld Raymond Threlkeld	President, Chief Financial Officer and Director (Principal Executive Officer)	October 16, 2006
/s/ Brian Penny Brian Penny	Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2006
/s/ Randall Oliphant Randall Oliphant	Director	October 16, 2006
/s/ Vahan Kololian Vahan Kololian	Director	October 16, 2006
/s/ Martyn Konig Martyn Konig	Director	October 16, 2006
/s/ Gerald Ruth Gerald Ruth	Director	October 16, 2006

EXHIBIT INDEX

4.01	Articles of Incorporation, as amended, of Western Goldfields, Inc. (1)

4.02	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (2)

4.03	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (3)

4.04	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (4)

4.05	Bylaws of Western Goldfields, Inc (1)

5.01	Opinion and consent of Troutman Sanders LLP, counsel to Western Goldfields, Inc., as to the legality of the securities being offered.*

23.01	Consent of HJ & Associates, LLC*

23.02	Consent of Micon International Limited*

23.03	Consent of Independent Mining Consultants Inc.*

23.04	Consent of Troutman Sanders LLP (contained in Exhibit 5.01).*

24.01	Power of Attorney (contained in the signature page to this Registration Statement).

99.1	Western Goldfields, Inc. 2006 Stock Incentive Plan.*

(1)    Incorporated by reference from the Registration Statement on Form SB-2, as amended, of Western Goldfields, Inc., Registration No. 333-112036

(2)    Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2004

(3)   Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2005

(4)   Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2006

*     Filed herewith